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                                                                     Exhibit 4.5

                                                                  EXECUTION COPY

                          MUTUAL TERMINATION AGREEMENT

     MUTUAL TERMINATION AGREEMENT (the "Agreement"), dated as of February 26, 2003, by and between TENFOLD CORPORATION, a Delaware corporation (the "Company"), and FUSION CAPITAL FUND II, LLC (the "Buyer").

     WHEREAS, the Buyer and the Company mutually desire to terminate the Common Stock Purchase Agreement dated as of February 15, 2002, by and between the Company and the Buyer (as amended, the "Purchase Agreement") as well as all other agreements entered into between the parties (other than this Agreement). All capitalized terms used in this Agreement that are not defined in this Agreement shall have the meanings set forth in the Purchase Agreement.

     NOW THEREFORE, the Company and the Buyer hereby agree as follows:

     1. MUTUAL TERMINATION OF THE PURCHASE AGREEMENT.

     Upon the execution hereof, the Buyer shall immediately return to the Company the Commitment Shares which are 632,911 shares of common stock of the Company represented by certificate number T-1173. The Buyer agrees and acknowledges that upon receipt thereof, the Company shall immediately cancel such shares. Upon the execution hereof, the Company shall immediately wire transfer to the Buyer $75,000 as a termination fee. The Purchase Agreement, any other Transaction Document related to the Purchase Agreement, or any other agreement between the Buyer and the Company (other than this Agreement) are hereby terminated effective as of the date hereof and any and all rights, duties and obligations arising thereunder or in connection with the Purchase Agreement, the Transaction Documents, or any other agreement between the parties (other than this Agreement) shall then be fully and finally terminated, provided, however, that the representations and warranties of the parties contained in Sections 2 and 3 of the Purchase Agreement, the indemnification provisions set forth in Section 8 of the Purchase Agreement and the agreements and covenants set forth in Section 11 of the Purchase Agreement shall survive such termination and shall continue in full force and effect (the "Surviving Obligations").

     2. WAIVER OF DEFAULTS AND BREACHES.

     Except as may arise under or in connection with this Agreement or the Surviving Obligations, the Buyer hereby as of the date hereof and for any time hereafter waives any and all past, present or future defaults or breaches whatsoever which have been or may have been committed by the Company, whether known or unknown, arising out of or relating to the transactions described in the Purchase Agreement, the Transaction Documents, or any other

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agreement between the parties, whether arising prior to, on or after the date hereof, provided,however, that this Agreement and the Surviving Obligations shall continue in full force and effect as the legal, valid and binding obligation of each party thereto enforceable against each such party in accordance with its terms. Except as may arise under or in connection with this Agreement or the Surviving Obligations, the Company hereby as of the date hereof and for any time hereafter waives any and all past, present or future defaults or breaches whatsoever which have been or may have been committed by the Buyer, whether known or unknown, arising out of or relating to the transactions described in the Purchase Agreement, the Transaction Documents, or any other agreement between the parties, whether arising prior to, on or after the date hereof, provided, however, that this Agreement and the Surviving Obligations shall continue in full force and effect as the legal, valid and binding obligation of each party thereto enforceable against each such party in accordance with its terms.

     3. MUTUAL GENERAL RELEASE.

     Except as may arise under or in connection with this Agreement or the Surviving Obligations, the Company and the Buyer hereby as of the date hereof release and forever discharge each party hereto and its predecessors, successors and assigns, employees, shareholders, partners, managing members, officers, directors, agents, subsidiaries, divisions and affiliates from any and all claims, causes of actions, suits, demands, debts, dues, accounts, bonds, covenants, contracts, agreements, judgments whatsoever in law or in equity, whether known or unknown, including, but not limited to, any claim arising out of or relating to the transactions described in the Purchase Agreement, the Transaction Documents, or any other agreement between the parties, which any party hereto had, now has or which its heirs, executors, administrators, successors or assigns, or any of them, hereafter can, shall or may have, against any party hereto or such parties predecessors, successors and assigns, employees, shareholders, partners, managing members, officers, directors, agents, subsidiaries, divisions and affiliates, for or by reason of any cause, matter or thing whatsoever, whether arising prior to, on or after the date hereof, provided, however, that this Agreement and the Surviving Obligations shall continue in full force and effect as the legal, valid and binding obligation of each party thereto enforceable against each such party in accordance with its terms.

     4. PUBLIC DISCLOSURE.

     Each of the Company and the Buyer shall jointly approve in writing any and all disclosures whatsoever regarding this Agreement, the Purchase Agreement, the Transaction Documents, or any other agreement between the parties that are hereafter made by either party, which approval shall not be unreasonably withheld.

     5. MISCELLANEOUS.

     (a) Governing Law; Jurisdiction; Jury Trial. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of Illinois, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Illinois or any other jurisdictions) that would cause the

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application of the laws of any jurisdictions other than the State of Illinois.
Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of Chicago, for the adjudication of any dispute hereunder or under the other Transaction Documents or in connection herewith or therewith, or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

     (b) Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.

     (c) Headings. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

     (d) Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

     (e) Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one Trading Day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

     If to the Company:
         TenFold Corporation
         698 West 10000 South, Suite 200
         South Jordan, UT 84095

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         Telephone:  801-495-1010
         Facsimile:  801-619-8204
         Attention:  General Counsel

     If to the Buyer:
         Fusion Capital Fund II, LLC
         222 Merchandise Mart Plaza, Suite 9-112
         Chicago, IL 60654
         Telephone:  312-644-6644
         Facsimile:  312-644-6244
         Attention:  Steven G. Martin

or at such other address and/or facsimile number and/or to the attention of such other person as the recipient party has specified by written notice given to each other party three (3) Trading Days prior to the effectiveness of such change. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender's facsimile machine containing the time, date, and recipient facsimile number or (C) provided by a nationally recognized overnight delivery service, shall be rebuttable evidence of personal service, receipt by facsimile or receipt from a nationally recognized overnight delivery service in accordance with clause (i), (ii) or (iii) above, respectively.

     (f) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. The Company shall not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Buyer, including by merger or consolidation. The Buyer may not assign its rights or obligations under this Agreement.

     (g) No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

     (h) Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement.

     (i) No Strict Construction. The language used in this Agreement is the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

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     (j) Changes to the Terms of this Agreement. This Agreement and any provision hereof may only be amended by an instrument in writing signed by the Company and the Buyer. The term "Agreement" and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.

     IN WITNESS WHEREOF, the Buyer and the Company have caused this Mutual Termination Agreement to be duly executed as of the date first written above.

                                                THE COMPANY:

                                                TENFOLD CORPORATION

                                                By:______________________
                                                Name:
                                                Title:

                                                BUYER:

                                                FUSION CAPITAL FUND II, LLC
                                                BY: FUSION CAPITAL PARTNERS, LLC
                                                BY: SGM HOLDINGS CORP.

                                                By:_______________________
                                                Name:  Steven G. Martin
                                                Title: President

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